Exhibit 99.1

(1)          On January 13, 2009, Apollo Real Estate Investment Fund III, L.P. (“AREIF III”) and Apollo Real Estate Investment Fund IV, L.P. (“AREIF IV”) transferred an aggregate of 352,040 shares of common stock (the “Cobb Shares”) of Emeritus Corporation (the “Issuer”) to L. Granger Cobb.  The Cobb Shares constituted an in-kind payment of profits in the aggregate amount of $9,012,224 based upon a per share price of $25.60 returned on the investment by AREIF III, AREIF IV, AP Summerville, LLC (“APS”), and AP Summerville II, LLC (“APS II”) in Summerville Senior Living, Inc. (acquired by the Issuer on August 31, 2007).